Exhibit 99.2
News                                       Walter Industries, Inc.


                                           For further information contact:
                                           Public Relations Department
                                           Walter Industries, Inc.
                                           P.O. Box 31601
                                           Tampa, Florida 33631-3601
                                           Telephone:  (813) 871-4448/871-4439

CONTACT:         David L. Townsend
                 Walter Industries, Inc.
                 (813) 871-4448


                                                         FOR IMMEDIATE RELEASE


           WALTER INDUSTRIES PURCHASES STOCK IN PRIVATE TRANSACTION


         Tampa, FL, June 25, 1997--Walter Industries, Inc. (Nasdaq: WLTR) today said that it has repurchased 1,387,092 shares of its outstanding common stock in a private transaction executed after the close of trading on June 24, 1997.

         Kenneth E. Hyatt, Walter Industries' Chairman and Chief Executive Officer, said the purchase underscores the company's confidence in its future and represented an opportunity to enhance shareholder value by acquiring a large block of shares at a favorable price.

         "With substantial cash flow being generated by our diverse businesses, coupled with the deleveraging of our balance sheet over the last 12 months, we now have the flexibility to pursue investment opportunities that will return greater value to our shareholders," Mr. Hyatt said.

         As a result of the transaction the company now has 53,676,320 shares of common stock outstanding.

                                     #####

Note to Editor: Walter Industries, Inc., based in Tampa, Florida, is a diversified, multisubsidiary company with major interests in homebuilding/financing and industrial operations. Walter Industries and its subsidiaries employ 7,800 at manufacturing facilities and sales offices throughout the United States, generating more than $1.5 billion in annual sales and revenues.